Exhibit 10.13

AMENDED AND RESTATED SETTLEMENT AGREEMENT

AND MUTUAL RELEASE OF CLAIMS

This Amended and Restated Settlement Agreement And Mutual Release Of Claims (the “Agreement”) is effective as of May 5, 2015 (the “Effective Date”), by and between Aimmune Therapeutics, Inc. (formerly known as Allergen Research Corporation), a Delaware corporation (the “Company”), and Bryan L. Walser (“you”). This Agreement amends and restates in its entirety that certain Settlement Agreement and Mutual Release of Claims between you and the Company, dated as of April 4, 2014 (the “Prior Agreement”).

1. Nature Of This Agreement; Effective Date Of This Agreement.

(a) Nature Of This Agreement. This Agreement is being entered into by you and the Company pursuant to the provisions of Section 7(a)(v) of the your Employment Agreement with the Company dated as of December 2, 2011 (the “Employment Agreement”) as consideration for the payment by the Company to you of severance amounts as set forth herein.

(b) Effective Date Of This Agreement. This Agreement will become effective automatically, without any further or other signature being required hereon, on and as of the Effective Date. The Prior Agreement became effective as of April 4, 2014, following your execution and delivery of this Agreement to the Company and non-revocation of this Agreement in a writing.

2. Termination Of Employment. Your employment by the Company was terminated without cause effective as of 12:00 pm California time on April 4, 2014 (the “Termination Date”) by a vote of the Company’s Board of Directors (the “Board”) in its meeting of April 3, 2014, and a Notice of Termination, as defined in the Employment Agreement, to such effect was delivered to you by the Chairman of the Board in a meeting with you on April 4, 2014. If you so elect in writing to the Company, you may characterize to third parties, and in such case the Company also will so characterize to third parties, your disengagement from the Company as a resignation by you, rather than as a termination by the Company, provided that if you so elect to characterize your disengagement from the Company as a resignation by you, your benefits under your Employment Agreement will be treated as a termination of your employment by the Company without cause

3. Accrued Salary, Vacation Pay, Bonus Or Other Payments; Severance And COBRA; Stock Options; Reimbursement; Unemployment Benefits; Outside Date For Payment Of Severance Amounts.

(a) Accrued Salary, Vacation Pay, Bonus Or Other Payments. Except as provided in Section 3(b) hereof with respect to payment to you of Base Salary severance payments and of the Bonus Severance Amount, and except as to post-employment termination COBRA payments and post-employment termination payment of a portion of your 2013 bonus, if earned, as set out further below in this Section 3(a), you acknowledge that you were owed no salary, nor did the Company have, and thus you were not owed, any accrued and unused vacation or sick pay, nor were you owed any bonus payments, nor any other payments of any kind, by the Company, as of and through the Termination Date, in each case through the Termination Date, which had not already been paid by the Terminate Date to you. The Company agrees that the remaining portion of your 2013 bonus was calculated and paid to you after enrollment was completed into the Company’s Phase II clinical trial, when and upon the same terms such remaining 2013 bonus amounts were paid to other eligible Company employees on the terms previously determined by the Board. Such remaining 2013 bonus is referred to as your “Remaining 2013 Potential Bonus Amount”.

(b) Amendment Of Employment Agreement As To Base Salary Severance Payments And COBRA; Bonus Severance Payment; No Other Modification Of Employment Agreement.

(i) Amendment Of Employment Agreement As To Base Salary Severance Payments. As permitted by Section 13 of the Employment Agreement, this Section 3(b)(i) amends and restates Section 7(a)(v) of the Employment Agreement in its entirety, as set forth immediately below, effective as of the Effective Date of, and as defined in, the Employment Agreement, to read as follows:

(v) Subject to Section 6(c), Section 7(e) and the Executive’s execution and delivery of a Settlement Agreement and Mutual Release of Claims, the Executive’s Base Salary, as in effect at the Date of Termination, in accordance with Section 4(a) from the Date of Termination through the twelve (12)-month anniversary thereof, payable over such term in accordance with the normal payroll practices of the Company, provided that the Company is not obligated to pay you any such payment from and after the date of any uncured breach by you of this Agreement or of the Settlement Agreement and Mutual Release of Claims, as such uncured breach is determined in good faith by the Board.

Such Base Salary severance payment was paid to you subject to your execution and delivery of this Agreement and your non-revocation of it by the Revocation Period End Date (As defined below).

(ii) Amendment Of Employment Agreement As To COBRA, As permitted by Section 13 of the Employment Agreement, this Section 3(b)(ii) amends and restates Section 7(f) of the Employment Agreement in its entirety, as set forth immediately below, effective as of the Effective Date of, and as defined in, the Employment Agreement, to read as follows:

(f) COBRA Benefits. If the Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of his employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earlier of either (i) (A) in the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, at any time prior to a Change of Control, then six (6) months following the Date of Termination, provided that such payment period may be extended to an additional six (6) months after such initial six (6)-month period by written agreement of the Company and the Executive, or (B) in the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason on or at any time within three (3) months prior to or twelve (12) months following a Change of Control, then six (6) months following the Date of Termination, or (ii) the date upon which the Executive commences full-time employment or provides full-time consulting services to an entity other than the Company, provided that to the extent required by law, such payments will be subject to the provisions of Section 7(h) below.

(iii) Bonus Severance Payment. Under the severance matrix approved by the Board by a Unanimous Written Consent dated as of, and effective as of, the Revocation Period End Date (as defined below), subject to your execution and delivery of the Prior Agreement and your non-revocation of it by the Revocation Period End Date, you were paid an amount equal to 100% of your maximum 2014 bonus as such maximum amount was approved previously by the Board, calculated as if all Board-approved criteria for payment of such full maximum 2014 bonus amount had been met (the “Bonus Severance Payment”). The Bonus Severance Payment was paid to you on the first date upon which the Company paid a 2014 bonus payment to any other employee of the Company for 2014 performance.

(iv) No Other Modification Of Employment Agreement. Except as amended by Sections 3(b)(i) and (ii), the Employment Agreement remains without modification or amendment.

(c) Stock Options. You acknowledge that you have read and are familiar with the terms of all stock options or other stock awards which were granted to you by the Company during the period of your employment by the Company. Effective as of the Termination Date, all documents for stock options granted to you were amended to provide that such options, if not exercised prior to the date of your compete cessation of service with the Company (i.e., you are no longer providing any employee or consulting services for the Company or any of its affiliates), were exercisable for a period of six (6) months after the date of such termination. You confirm that you sought, or waived seeking, such tax advice as you deemed necessary for your decision to effect, by this Agreement, such six-month exercise period. Except as amended hereby, all stock options and stock awards granted to you by the Company remained without modification or amendment.

(d) Reimbursement. You acknowledge that you were owed no expense reimbursement in connection with your employment by the Company through the Termination Date which had not already been paid by the Termination Date to you, subject to any then-unreimbursed expense receipts for which you promptly sought reimbursement from the Company as to amounts incurred by you on or prior to the Termination Date, and with such supporting documentation with respect thereto as is required per Company policy with respect to such reimbursement request.

(e) Unemployment Benefits. The Company will not contest any claim filed by you for unemployment compensation, nor any award for such benefits, as a result of the termination of your employment with the Company.

(f) Outside Date For Payment Of Severance Amounts. Notwithstanding anything to the contrary in the Employment Agreement, as amended hereby, or in this Agreement, all amounts of severance payable to you under this Agreement must be paid to you not later than December 31, 2015, subject to the cessation of such payments, as provided in this Agreement, due to uncured breach by you of the Employment Agreement and/or of this Agreement.

4. Consulting Agreement. You acknowledge and agree that the Company entered into a Consulting Agreement (the “Consulting Agreement”) with you, dated as of April 4, 2014.

5. Observer Rights.

(a) In connection with your resignation from the Board effective as of the Effective Date, the Company agrees to invite you to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, will give you copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that you agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude you from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

(b) The rights set forth in Section 5(a) will terminate and be of no further force or effect (i) immediately before the consummation of the Company’s initial public offering, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities and Exchange Act of 1934, as amended, or (iii) upon a Deemed Liquidation Event (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time) whichever event occurs first.

6. Release Of Claims. The parties acknowledge and agree that the following release of claims agreed in the Prior Agreement remains in full force and effect.

(a) Definition Of Claims. “Claims” means damages, costs and expenses, including, but not limited to, court costs and attorneys’ fees, of any nature whatsoever whether or not known, claimed or suspected, fixed or contingent, arising or resulting from any manner of action or actions, cause or causes of action in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands or losses, and including any claims not known to the releasing party when releasing such claim hereunder, which, if known to the releasing party might materially have affected such party’s decision to release such claim.

(b) Release Of Claims By You. Except with respect to the obligations expressly created by, acknowledged, or arising out of this Agreement, effective as of the Termination Date, you acknowledge that you, on behalf of yourself and your agents, attorneys, representatives, predecessors, successors, assigns, heirs, executors and administrators, and any persons acting by, through or under you or them, irrevocably jointly and severally released and forever discharged the Company and its Directors, officers, stockholders, employees, consultants, agents, attorneys, representatives, predecessors, successors and assigns, and any persons acting by, through or under it or them, of and from any and all Claims which you then had, or previously had, or ever claimed to have had, against any of such released parties, arising out of, based upon or related in any manner whatsoever to your involvement with the Company or with any such released parties through and including the Termination Date, or in connection with any activities conducted prior to the Termination Date by you in connection with the Company and its business, including without limitation any claims for any salary, bonus, consulting fees, finders’ fees, commissions, expense reimbursement, or any other fees or any other compensation of any kind, however arising, and including any claim as to any equity ownership of the Company or to ownership of any of the assets of the Company, or rights thereto, and all claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act (all such matters referred to collectively as the “Released Matters”). This release did not extend to any rights which as a matter of law cannot be waived and released.

(c) Release Of Claims By The Company. Except with respect to the obligations expressly created by, acknowledged, or arising out of this Agreement, effective as of the Termination Date, the Company irrevocably released and forever discharged you and your agents, attorneys, representatives, successors and assigns, and your heirs, executors, administrators, and in each case any persons acting by, through or under you or them, of and from all claims which the Company then had, previously had, or ever claimed to have had, against you and any of such other released parties arising out of, based upon or related in any manner whatsoever to your involvement with the Company or with any such released parties through and including the Termination Date, or in connection with any activities conducted prior to the Termination Date by you in connection with the Company and its business or otherwise based upon or related in any manner whatsoever to the Released Matters. This release did not extend to any rights which as a matter of law cannot be waived and released.

(d) Full Waiver. Each party hereto hereby expressly waived and relinquished any right or benefit which such party then had, thereafter had or may have under any federal or state statute or common law principle relating to the mutual releases given hereunder and any such right or benefit relating to claims not known to the releasing party when giving such release. The parties each expressly waived any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(e) No Waiver As To Future Actions. No waiver was or is implied or given hereby by either party hereto as to any action taken by, or inaction by, the other party hereto which occurred or occurs after the Termination Date.

(f) Authority, No Assignment, Indemnification. Each party hereto represents and warrants to the other party that (i) such representing party had full legal right and authority to release the Claims released by such representing party, and that such representing party had taken or obtained all legal action or approval necessary for such representing party to execute and deliver and perform its obligations hereunder, and (ii) such representing party was, as of the Termination Date, the sole and lawful owner of all right, title and interest in the respective Claims released by such representing party hereby and that such representing party had not heretofore assigned or otherwise transferred any right, title or interest in any such Claims, and (iii) such representing party had not as of the Termination Date filed, nor has it or will file after the Termination Date, any charge, action or claim based upon or related to any of the Released Matters. You will indemnify and hold the Company and the Company’s Directors, officers, stockholders, employees, consultants, agents, attorneys, representatives, predecessors, successors and assigns, and any persons acting by, through or under it or them harmless with respect to any breach by you of your representations in this Section 6(f), The Company will indemnify and hold you and your agents, attorneys, representatives, successors and assigns, and your heirs, executors, administrators, and in each case any persons acting by, through or under you or them, harmless with respect to any breach by the Company of its representations in this Section 6(f)

(g) Discovery Rights. The Releases set forth in this Section 6 do not preclude the Company or you from exercising any discovery rights each has against the other in connection with any civil litigation or arbitration proceedings involving any third party.

(h) Intended Third Party Beneficiaries. The other parties not signatory hereto who are described in Sections 5(b) and (c) hereof as released or indemnified parties were and are specifically intended by you as third party beneficiaries hereof, able to enforce their rights hereunder as if they were signatories hereto.

7. No Disparagement; Certain Statements; Nonsolicitation. The parties hereto will not disparage each other, or any affiliate, agent or representative of the other, including without limitation any of the Company’s Directors, officers, stockholders, employees, consultants, agents, attorneys, representatives, predecessors, successors, assigns, and any persons acting by, through or under it or them, nor you nor any member of your family nor any of your consultants, agents, attorneys, representatives, predecessors, successors or assigns, nor any person acting by, through or under you or them. If the Company is contacted by a prospective employer regarding you, the Company will provide only dates of employment and last position held and will release no other information or make any other statements about you or the circumstances regarding your separation from employment with the Company other than such statement as may be agreed by you and the Company in writing as to the disengagement by you from the Company. You will not solicit any employee of or consultant to, or customer of, or other contracting party with, the Company to terminate or alter their relationship with the Company. Reference is made to the provisions of Section 2(a) hereof with respect to your election to state that you have resigned from the Company.

8. Survival Of Certain Obligations; Return Of Materials.

(a) Survival Of Certain Obligations. Your obligations to the Company under any employee invention assignment and/or confidentiality agreement between you and the Company survived the termination of your employment with the Company from and after the Termination Date. Reference is made to Section 8 of your Employment Agreement as to assignment by you to the Company of certain intellectual property rights and as to the other matters set forth therein, which Section 8 is incorporated herein by reference, and which Section 8 and the obligations thereunder, pursuant to Section 16 of the Employment Agreement, survived the termination of your employment with the Company. You will treat as confidential and proprietary to the Company, and you promptly returned to the Company or confirmed to the Company in writing that you have permanently erased from your computer(s) and have destroyed all paper copies of, all materials related to the Company supplied by the Company to you prior to, on and after the Termination Date which were marked as confidential or proprietary or which were informed in writing by the Chief Executive Officer of the Company are confidential and proprietary, to the Company, except as otherwise determined by the Chief Executive Officer. You will not disclose to any party, other than to your attorneys, or except to the extent required by law, or as is lawful in the course of your discharge of your duties as a member of the Board and/or under the Consulting Agreement (and subject to the confidentiality provisions contained in the Consulting Agreement) any such information which is not at the time of disclosure otherwise public information through no breach by you of your obligations of confidentiality under this Section 7.

(b) Return Of Materials. You previously returned to the Company, to the attention of the Chief Executive Officer of the Company, all Company property, including without limitation all assets, documents, media files, and materials of any other nature pertaining to your work with the Company, and did not take with you or retain any assets, documents, media files or materials or copies thereof containing any confidential or proprietary information of the Company, except as permitted by the Chief Executive Officer. You promptly delivered to the Company all uncommitted expense receipts as of the Termination Date for which you intended to seek reimbursement from the Company as to amounts incurred by you on or prior to the Termination Date.

9. Miscellaneous.

(a) Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of law relating to conflict of laws. If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal or unenforceable, such provision will be enforced to the maximum extent possible and the other provisions will remain effective and enforceable.

(b) Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the respective legal successors and assigns of you and of the Company, and your heirs, executors and administrators,

(c) Attorneys’ Fees And Costs. If any action is brought by either party hereto in connection with this Agreement, the prevailing party in such litigation will be entitled to recover from the losing party all reasonable fees and costs of attorneys of the prevailing party incurred in the litigation.

(d) Counterparts. This Agreement may be executed in counterparts which, taken together, will constitute one and the same agreement and will be effective as of the Effective Date.

(e) Entire Agreement; Modification; Additional Documents; Covenant Not To Frustrate Purpose. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes in their entirety all prior negotiations and agreements with respect to such subject matter, whether written or oral, provided that portions of the Employment Agreement, and of any written intellectual property assignment agreement(s) by you with the Company which survive by their terms will so survive. This Agreement may not be altered or amended except by an instrument in writing executed by the parties hereto or their authorized representatives. Each party will execute and deliver any other documents or instruments that may be reasonably necessary and appropriate to effectuate the terms of this Agreement. Both parties will act in good faith cooperation to effectuate the this Agreement and each party agrees that it will not perform any act or withhold from performing any act in any manner which would frustrate the purposes of this Agreement.

(f) Review Of This Agreement; Advice Of Counsel; Federal Age Anti-Discrimination Statute Periods.

(i) Review Of This Agreement; Advice Of Counsel. Each party hereto confirms that such party has had the opportunity to read, review and consider all of the provisions of this Agreement, and to discuss this Agreement with whomever such party desired, including attorneys of such party’s own choosing, and if such party has not consulted with an attorney, such party acknowledges having had the opportunity to have done so and that such party chose voluntarily and knowingly not to consult with an attorney, with respect to this Agreement and all matters related thereto. The parties each confirm that they understand the provisions of this Agreement and its final and binding effect on them and that they are entering into this Agreement freely, voluntarily, and without duress or coercion.

(ii) Federal Age Anti-Discrimination Statute Periods. You acknowledge that you were previously advised as follows, as required by United States federal age anti-discrimination statutes: (A) you had up to twenty-one (21) days to consider the Prior Agreement prior to executing and delivering it, provided that you were able to execute and deliver the Prior Agreement, subject to the revocation provisions set forth in the next clause of this Section 9(f)(ii), at any time within such 21-day period, and (B) you were entitled to revoke this Agreement within seven (7) days after the date of your execution of the Prior Agreement, with the first day of such seven-day period being the day after your signature date shown below and the last such date of such seven-day period referred to herein as the “Revocation Period End Date”.

(g) Notices. Any notice required to be given under this Agreement will be in writing and will be deemed to have been properly given and to be effective if delivered to the relevant party hereto to such party’s respective address below or to another address as designated by written notice given to the other party in accordance with this Section 9(g), on the date of delivery if delivered in person, including by courier, such as but not limited to FedEx or UPS, or on the date of transmission by electronic mail (email) without failure of transmission; notices hereunder may not be delivered by facsimile or by mail:

In the case of notices to the Company:

Aimmune Therapeutics, Inc.

Attention: Chief Executive Officer

8000 Marina Boulevard #300

Brisbane, CA 94005

Email: sgdilly@aimmune.com

In the case of notices to you:

Bryan L. Walser

[***]

[***]

Email: bryan.walser@gmail.com

(h) Dispute Resolution.

(i) Mediation and Arbitration. Any dispute between the parties under or as to this Agreement will be finally resolved by binding arbitration pursuant to this Section 9(h), other than a dispute as to which the Company, by determination of its Board, believes will cause irreparable harm to the Company and its stockholders if not pursued by the Company for equitable relief such as but not limited to an injunction, which the Company may pursue by judicial means first, as provided in Section 9(h)(ii) hereof, Prior to the initiation of any arbitration proceeding, the parties will engage in mandatory mediation before a mediator mutually selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), Whenever a party hereto decides to institute arbitration proceedings, such party will give written notice to that effect to the other parties hereto at which point the parties will initiate and complete the mediation process before the commencement of the arbitration process. Discovery in any arbitration under this Section 9(h) will be permitted as set forth in the Federal Rules of Civil Procedure with respect to the performance by the parties of their obligations under this Agreement and such other matters as the arbitrator may determine (it being the intent of the parties that full discovery occur with respect to the salient facts). The parties will apply the Rules of Evidence to the hearing. Any such arbitration will be conducted in San Francisco, California before a sole arbitrator selected from JAMS, or its successor, or if JAMS is no longer able to supply the arbitrator, such arbitrator will be selected from the American Arbitration Association. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator will issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder will be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

(ii) Pursuit Of Judicial Resolution As To Certain Matters; Jurisdiction And Venue. Any dispute as to which the Board, as provided in Section 9(h)(i) hereof, determines to pursue equitable relief, will be, unless the parties otherwise agree in writing, litigated in the appropriate courts located in San Francisco, California, and the parties hereto consent to, and will not challenge, personal jurisdiction over themselves in, or subject matter jurisdiction in, such forum.

AIMMUNE THERAPEUTICS, INC.:		BRYAN L. WALSER, individually:

By:	/s/ Stephen Dilly	/s/ Bryan L. Walser
Stephen Dilly		(Signature)
Chief Executive Officer